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               Letterhead of Kramer Levin Naftalis & Frankel LLP

                                 July 23, 1999



The Bear Stearns Funds
575 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

          We have acted as counsel to The Bear Stearns Funds (the "Trust"), a Massachusetts business trust, in connection with certain matters relating to the formation of the Trust and the issuance of an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest, all with $0.001 par value, representing interests in the Emerging Markets Debt Portfolio (collectively, the "Shares"), as more fully described in the prospectus (the "Prospectus") and statement of additional information (the "Statement of Additional Information") relating to the Shares contained in Post-Effective Amendment No. 25 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-84842) to be filed by the Trust with the Securities and Exchange Commission.

          We have examined the Agreement and Declaration of Trust dated as of September 29, 1994, as amended, the By-Laws of the Trust, the minutes of certain meetings of the Trustees, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

          We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Massachusetts law, with your permission, we have relied solely upon an opinion of Goodwin, Procter & Hoar LLP, special Massachusetts counsel to the Trust, a copy of which is attached hereto as Exhibit A, concerning the issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

          This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

          Notwithstanding the previous paragraph, we consent to the filing of this opinion as an exhibit to the Amendment. In addition, we consent to the reference to our Firm as counsel in the Amendment and to the incorporation by reference in this Amendment of our opinion to the Trust dated July 28, 1998.

                              Sincerely,


                              /s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP
                              KRAMER LEVIN NAFTALIS & FRANKEL LLP